Exhibit 99.1

Ur-Energy Releases 2017 Year End Results

Littleton, Colorado (PR Newswire – March 2, 2018) Ur-Energy Inc. (NYSE American:URG TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, all for the year ended December 31, 2017, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the consolidated financial statements, free of charge, upon request to the Company.

Ur-Energy CEO, Jeff Klenda provided the following on the Company’s 2017 performance: “Despite difficult market conditions, which persisted throughout the year, I am very pleased to report that we generated $14.0 million in gross profits and $5.4 million in free cash flows, while at the same time improving our safety performance and not subjecting our shareholders to unwanted dilution. Our people made this possible through their hard work, initiative, and innovative approaches to the operation of this Company. I would like to express my deep gratitude for their many contributions.

“Still, uneven trade practices continue to put pressure on an already weakened market, forcing additional production cuts, cost reductions and unfortunately, the loss of valuable, highly-experienced employees, who either leave due to the vagaries of the situation, or are forced to leave as more and more cut backs are announced. The situation is not simply a matter of project economics, for as you know, our Lost Creek project is a very economical project, but one of far greater importance: the national security of our very own country. It is for this, and many other reasons, that we participated in the filing under Section 232 of the Trade Expansion Act of 1962. Rest assured, we will do what we can to protect our employees, our shareholders, our Company and our nation from this growing dependence on foreign uranium products, which is contrary to U.S. national security.”

Financial Results

The Company ended the year with a cash and cash equivalents balance of $3.9 million. We recognized a gross profit of $14.0 million on sales of $38.4 million during 2017. The gross profit from uranium sales was $13.9 million in 2017, which represents a gross profit margin of approximately 36%. The Company realized an average price per pound sold of $49.09, as compared to $39.49 in 2016. The increase was primarily due to higher average contract prices in 2017 as compared to 2016. Also, there were no spot sales in 2017, while 2016 included spot sales that lowered the average price for that year. Our cash cost per pound sold for the year was $24.08 while our total cost per pound sold was $31.28. Respectively, this compares to $17.15 and $28.20 in 2016.

We recorded $1.4 million income from operations after deducting total operating expenses of $12.6 million, which includes exploration and evaluation expenses, development expenses and general and administrative expenses. After recording interest and other expenses, the net earnings before income taxes for the year was $0.1 million, as compared to a net loss before incomes taxes of $3.0 million in 2016. As at February 28, 2018, our unrestricted cash position was $7.5 million.

Lost Creek Operations

During 2017, 265,391 pounds of U3O8 were captured within the Lost Creek plant. A total of 254,012 pounds were packaged in drums and 257,213 pounds of the drummed inventory were shipped to the conversion facility where 261,000 produced pounds were sold to utility customers. The cash cost per pound and non-cash cost per pound for produced uranium presented in the following Production Costs and U3O8 Sales and Cost of Sales tables are non-US GAAP measures. These measures do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance.

Production figures for the Lost Creek Project are as follows:

Production and Production Costs	Unit	2017 Q4	2017 Q3	2017 Q2	2017 Q1	2017 YTD

Pounds captured	lb	67,982	52,812	65,257	79,340	265,391
Ad valorem and severance tax	$000	$160	$119	$227	$241	$747
Wellfield cash cost (1)	$000	$686	$743	$599	$889	$2,917
Wellfield non-cash cost (2)	$000	$574	$730	$780	$776	$2,860
Ad valorem and severance tax per pound captured	$/lb	$2.35	$2.25	$3.48	$3.04	$2.81
Cash cost per pound captured	$/lb	$10.09	$14.07	$9.18	$11.20	$10.99
Non-cash cost per pound captured	$/lb	$8.44	$13.82	$11.95	$9.78	$10.78

Pounds drummed	lb	60,461	48,336	70,833	74,382	254,012
Plant cash cost (3)	$000	$1,210	$1,120	$1,267	$1,488	$5,085
Plant non-cash cost (2)	$000	$493	$494	$491	$491	$1,969
Cash cost per pound drummed	$/lb	$20.01	$23.17	$17.93	$20.00	$20.02
Non-cash cost per pound drummed	$/lb	$8.15	$10.20	$6.93	$6.61	$7.75

Pounds shipped to conversion facility	lb	73,367	36,797	74,406	72,643	257,213
Distribution cash cost (4)	$000	$48	$24	$26	$47	$145
Cash cost per pound shipped	$/lb	$0.65	$0.65	$0.35	$0.65	$0.56

Pounds purchased	lb	-	109,000	210,000	200,000	519,000
Purchase costs	$000	$-	$2,196	$4,870	$4,015	$11,081
Cash cost per pound purchased	$/lb	$-	$20.15	$23.19	$20.08	$21.35

Notes:

[1]	Wellfield cash costs include all wellfield operating costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include the amortization of the investment in the mineral property acquisition costs and the depreciation of plant equipment, and the depreciation of their related asset retirement obligation costs. The expenses are calculated on a straight line basis so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.
[3]	Plant cash costs include all plant operating costs and site overhead costs.
[4]	Distribution cash costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

In total, wellfield, plant and distribution cash costs were very consistent quarter on quarter during 2017. The respective cash costs per pound increased overall during the year primarily driven by decreasing levels of production.

U3O8 Sales and Cost of Sales

Sales and cost of sales	Unit	2017 Q4	2017 Q3	2017 Q2	2017 Q1	2017 YTD

Pounds sold	lb	-	289,000	241,000	250,000	780,000
U3O8 sales	$000	$-	$11,674	$11,797	$14,819	$38,290
Average contract price	$/lb	$-	$40.39	$48.95	$59.28	$49.09
Average price per pound sold	$/lb	$-	$40.39	$48.95	$59.28	$49.09

U3O8 cost of sales (1)	$000	$376	$11,157	$6,573	$6,295	$24,401
Ad valorem and severance tax cost per pound sold	$/lb	$-	$3.15	$4.26	$4.00	$3.60
Cash cost per pound sold	$/lb	$-	$29.11	$31.54	$26.12	$29.51
Non-cash cost per pound sold	$/lb	$-	$17.52	$19.13	$15.48	$17.92
Cost per pound sold - produced	$/lb	$-	$49.78	$54.93	$45.60	$51.03
Cost per pound sold - purchased	$/lb	$-	$20.15	$23.19	$20.08	$21.35
Average cost per pound sold	$/lb	$-	$38.61	$27.26	$25.18	$31.28

U3O8 gross profit	$000	$(376)	$517	$5,224	$8,524	$13,889
Gross profit per pound sold	$/lb	$-	$1.78	$21.68	$34.10	$17.81
Gross profit margin	%	0.0%	4.4%	44.3%	57.5%	36.3%

Ending Inventory Balances
Pounds
In-process inventory	lb	26,796	22,306	19,010	28,164
Plant inventory	lb	9,043	21,948	10,446	14,019
Conversion facility inventory	lb	94,077	17,813	160,094	113,528
Total inventory	lb	129,916	62,067	189,550	155,711

Total cost
In-process inventory	$000	$315	$221	$352	$712
Plant inventory	$000	$369	$824	$479	$670
Conversion facility inventory	$000	$3,831	$675	$6,620	$4,379
Total inventory	$000	$4,515	$1,720	$7,451	$5,761

Cost per pound
In-process inventory	$/lb	$11.76	$9.92	$18.46	$25.28
Plant inventory	$/lb	$40.81	$37.53	$45.85	$47.79
Conversion facility inventory	$/lb	$40.72	$37.89	$41.35	$38.57

Note:

1.	Costs of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Costs table) adjusted for changes in inventory values.

There were no U3O8 sales in Q4. For the year, we sold 780,000 pounds all of which were under contract at an average price per pound of $49.09 for total uranium sales of $38.3 million. There were no spot sales during the year. A total of 261,000 pounds were sold from Lost Creek production. Additionally, we sold 519,000 purchased pounds into our contractual obligations.

In 2017 Q4, our cost of sales totaled $0.3 million. This is the result of lower of cost or net realizable value inventory adjustments which are included in our cost of sales, recorded during the quarter. For the year, our average cost per pound sold was $31.28, as compared to $28.20 in 2016. In 2017, we purchased 519,000 pounds at an average price of $21.35 per pound. The average cost of the 261,000 pounds we sold from production was $51.03 per pound. As previously discussed, our produced costs per pound were substantially higher than in 2016 due to lower volumes. This, combined with the write down of $2.6 million from lower of cost or net realizable value adjustments, increased our cost of produced product sold by $10.34 per pound.

On a combined basis, the total average cost per pound sold of $31.28 was composed of $1.20 per pound for ad valorem and severance taxes, $24.08 per pound of cash costs from production and purchases, and $6.00 per pound of non-cast costs related to production.

At the end of the year, we had approximately 94,077 pounds of U3O8 at the conversion facility at an average cost per pound of $40.72. The following table shows the average cost per pound of the conversion facility pounds.

Ending Conversion Facility Inventory Cost Per Pound Summary	Unit	31-Dec-17	30-Sep-17	30-Jun-17	31-Mar-17
Ad valorem and severance tax cost per pound	$/lb	$1.65	$2.41	$2.82	$2.74
Cash cost per pound	$/lb	$25.31	$22.47	$24.62	$23.48
Non-cash cost per pound	$/lb	$13.76	$13.01	$13.91	$12.35
Total cost per pound	$/lb	$40.72	$37.89	$41.35	$38.57

Generally, the cost per pound in ending inventory at the conversion facility increased during the year. The increase was directly related to the lower production figures as production costs were relatively consistent, or decreasing slightly, during the year.

US GAAP Reconciliations

The cash costs, non-cash costs and per pound calculations are non-US GAAP measures we use to assess business performance. To facilitate a better understanding of these measures, the tables below present a reconciliation of these measures to the financial results as presented in our financial statements.

Average Price Per Pound Sold Reconciliation	Unit	2017 Q4	2017 Q3	2017 Q2	2017 Q1	2017 YTD

Sales per financial statements	$000	$26	$11,693	$11,821	$14,828	$38,368
Less disposal fees	$000	$(26)	$(18)	$(24)	$(9)	$(77)
U3O8 sales	$000	$-	$11,675	$11,797	$14,819	$38,291

Pounds sold - produced	lb	-	180,000	31,000	50,000	261,000
Pounds sold - purchased	lb	-	109,000	210,000	200,000	519,000
Total pounds sold	lb	-	289,000	241,000	250,000	780,000

Average price per pound sold	$/lb	$-	$40.40	$48.95	$59.28	$49.09

Total Cost Per Pound Sold Reconciliation [1]	Unit	2017 Q4	2017 Q3	2017 Q2	2017 Q1	2017 YTD

Ad valorem & severance taxes	$000	$160	$119	$227	$241	$747
Wellfield costs	$000	$1,260	$1,473	$1,379	$1,665	$5,777
Plant and site costs	$000	$1,703	$1,614	$1,761	$1,979	$7,057
Distribution costs	$000	$48	$24	$26	$47	$145
Inventory change	$000	$(2,795)	$5,731	$(1,690)	$(1,652)	$(406)
Cost of sales - produced	$000	$376	$8,961	$1,703	$2,280	$13,320
Cost of sales - purchased	$000	$—	$2,196	$4,870	$4,015	$11,081
Total cost of sales	$000	$376	$11,157	$6,573	$6,295	$24,401

Pounds sold produced	lb	—	180,000	31,000	50,000	261,000
Pounds sold purchased	lb	—	109,000	210,000	200,000	519,000
Total pounds sold	lb	—	289,000	241,000	250,000	780,000

Average cost per pound sold - produced (1)	$/lb	$-	$49.78	$54.93	$45.60	$51.03
Average cost per pound sold - purchased	$/lb	$-	$20.15	$23.19	$20.08	$21.35
Total average cost per pound sold	$/lb	$-	$38.61	$27.27	$25.18	$31.28

Note:

1.	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above production cost table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The following table summarizes the results of operations for the years ended December 31, 2017 and 2016 (in thousands of U.S. dollars):

	Year ended December 31,
	2017	2016
	$	$

Sales	38,368	27,305
Cost of sales	(24,401)	(15,848)
Gross profit	13,967	11,457
Exploration and evaluation expense	(2,623)	(2,964)
Development expense	(4,340)	(2,886)
General and administrative expense	(5,090)	(4,740)
Accretion expense	(527)	(534)
Write-off of mineral properties	-	(62)
Net profit (loss) from operations	1,387	271
Interest expense (net)	(1,377)	(1,977)
Warrant mark to market gain	-	36
Loss from equity investment	(5)	(5)
Write-off of equity investments	-	(1,089)
Foreign exchange loss	(50)	(278)
Other income	121	15
Income (loss) before income taxes	76	(3,027)
Income tax recovery (net)	-	17
Net income (loss)	76	(3,010)

Income (loss) per share – basic	0.00	(0.02)

Income (loss) per share – diluted	0.00	(0.02)

Revenue per pound sold	49.09	39.49

Total cost per pound sold	31.28	28.20

Gross profit per pound sold	17.81	11.29

Guidance for 2018

In 2017, the average spot price per pound of U3O8, as reported by Ux Consulting Company, LLC and TradeTech, LLC, increased approximately 17% from $20.25 in December 2016 to about $23.75 per pound in December 2017. In early 2017, spot pricing moved higher on news of supply-side reductions, only to retreat to the $20 level, where it remained until November 2017. In November, spot prices again increased following several new supply-side announcements. Thus far in 2018, the average spot price per pound of U3O8 has decreased to $21.63 as of February 28, indicating the fundamentals of market pricing have not changed sufficiently to warrant further development of MU2.

In response to this persistently weak uranium market, we took aggressive measures in 2016 and 2017, and will again do so in 2018. In 2016, we deliberately slowed development activities at MU2, reduced costs, and focused on enhancing production efficiencies from our operating MU1 header houses. In 2017, we continued to employ this limited-development strategy, implemented further cost reductions, and supplemented existing mine production with favorably priced uranium purchases to meet our 2017 contractual commitments. For 2018, we have suspended further MU2 development activities, implemented further cost reductions, and secured purchase contracts for nearly 100% of our 2018 delivery obligations.

For 2018, we expect to sell 470,000 pounds under term contracts at an average price of approximately $49 per pound. We have entered into purchase contracts to cover 460,000 pounds at an average price of approximately $24 per pound. Production from our operating MU1 and MU2 header houses, expected to be between 250,000 and 350,000 pounds, will be used to build an inventory position of finished, ready-to-sell, product at the conversion facility.

We recently implemented a limited reduction in force to further streamline our operations and reduce costs. This is the third reduction in force in force in two years; the layoffs since 2016 have affected personnel in all three company locations. The most recent reduction was focused on those departments not directly related to production and is expected to reduce our labor costs by approximately $0.6 million per year.

Together, these actions will give the Company the additional flexibility necessary to quickly react to changing market conditions and easily re-start development activities in MU2 when warranted. With future development and construction in mind, the staff who were retained had the greatest level of experience and adaptability allowing for an easier transition back to full operations.

Although we made a small (10,000 pound) spot sale in January, we are not forecasting any further spot sales for 2018 at this time; we may, however, choose to do so if market conditions improve. We expect our average gross profit in 2018 to be between $10 and $12 million, which represents a cash-basis gross profit margin of between 45% and 50%.

Operating costs in 2018 are expected to be lower than 2017 because of the suspended MU2 development activities. Other costs including capital expenditures and loan repayments will be similar to 2017.

As at February 28, 2018, our unrestricted cash position was $7.5 million. Given our current cash resources, contracted sales positions, and expected margins, we do not anticipate the need for additional funding in the near term unless it is advantageous to do so.

The Company has contractual sales commitments of 470,000 pounds during 2018, at an average price of approximately $49 per pound. We have established the schedule for those commitments and determined that an effective model for dealing with the current pricing environment is to continue production from our fully operational header houses in MU1 and MU2, and purchase uranium at favorable low-prices in order to meet our sales commitments. This operating strategy for Lost Creek will allow us to control production costs, minimize development expenditures, maximize cash flows and maintain the flexibility to respond to market conditions.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than two million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits, and we have begun to submit applications for permits and licenses to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair & CEO
866-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of 2018 production and the ability to meet production targets; ability to easily restart development activities and otherwise quickly react to changing market conditions; whether additional funding will be required in the nearterm; the outcome of the Department of Commerce Section 232 investigation, including whether the Secretary of Commerce will make a recommendation to the President and the nature of the recommendation, whether the President will act on the recommendation and, if so, the nature of the action and remedy; the expected benefits of the proposed remedies in the trade action, including: restoring a sustainable U.S. uranium mining industry and the benefits of a sustainable domestic uranium mining industry to U.S. national security, bolstering national defense, and supporting energy security; and the expected impacts on U.S. production and the U.S. uranium mining industry) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.